Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form F-1 of our reports dated October 10, 2003 relating to the financial statements of Webzen Inc., which appear in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ Samil Accounting Corporation

Samil Accounting Corporation

Seoul, Korea

December 1, 2003